As filed with the Securities and Exchange Commission on June 14, 2021.

Registration No. 333-256770

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Integral Ad Science Holding LLC

to be converted as described herein to a corporation named

Integral Ad Science Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7370 (Primary Standard Industrial Classification Code Number)	83-0731995 (I.R.S. Employer Identification No.)

95 Morton St., 8th Floor

New York, NY 10014

Telephone: (646) 278-4871

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lisa Utzschneider

Integral Ad Science Holding Corp.

Chief Executive Officer

95 Morton St., 8th Floor

New York, NY 10014

(646) 278-4871

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Robert M. Hayward, P.C. Robert E. Goedert, P.C. Michael P. Keeley Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 (312) 862-2000	Michael Kaplan Marcel R. Fausten Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒	Smaller Reporting Company	☐

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	$100,000,000	$10,910.00

(1)	Includes the aggregate offering price of shares of common stock subject to the underwriters’ option to purchase additional shares.
(2)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-256770) of Integral Ad Science Holding LLC is being filed for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 1. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, the preliminary prospectus constituting Part I of the Registration Statement has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee and the FINRA filing fee.

SEC registration fee		$10,910*
FINRA filing fee		15,500*
listing fee		*
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent fees and registrar fees		*
Miscellaneous expenses		*

Total expenses	$	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct, or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee, or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our bylaws will provide that we will indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

Upon completion of this offering we intend to enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement, and reimbursement, to the fullest extent permitted under the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation or bylaws, agreement, vote of shareholders ,or disinterested directors or otherwise.

We will maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers. The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our directors and officers by the underwriters party thereto against certain liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Since January 1, 2018, we have made sales of the following unregistered securities:

•

On July 19, 2018, we issued 560,000.0000 units for an aggregate of $560,000,000 in connection with the acquisition of Integral Ad Science, Inc. by affiliates of Vista and certain other investors, of which 553,677.5868 remain outstanding for an aggregate of $553,677,586.96.

•

On July 19, 2018, we granted certain directors, employees, consultants, and other service providers options to acquire an aggregate of 42,202.9855 units with per exercise prices of $1,000.00, of which only 4,413.0435 remain outstanding.

•

From January 1, 2019 through January 25, 2021, we granted certain directors, employees, consultants, and other service providers options to acquire 38,154.8625 units with per unit exercise prices ranging from $1,000.00 to $3,001.47, of which 33,929.8809 remain outstanding.

•	On January 18, 2019 we granted 150.0000 time-based restricted stock units at a price of $1,000.00 for a total value of $150,000.00 to a certain individual.

•	On August 1, 2020 we granted 111.2867 time-based restricted stock units at a price of $1,347.87 for a total value of $150,000.00 to a certain individual.

•	On December 8, 2020 we granted 72.2550 time-based restricted stock units at a price of $2,075.98 for a total value of $150,000.00 to a certain individual.

•	On January 18, 2021 we granted 49.9755 time-based restricted stock units at a price of $3,001.47 for a total value of $150,000.00 to a certain individual.

The offers and sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the above securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were placed upon any stock certificates issued in these transactions.

Item 16. Exhibits and Financial Statement Schedules.

(i) Exhibits

Exhibit Number	Description

1.1	Form of Underwriting Agreement.

3.1	Form of Certificate of Incorporation of Integral Ad Science Holding Corp., to be in effect upon the closing of this offering.

3.2	Form of Bylaws of Integral Ad Science Holding Corp., to be in effect upon the closing of this offering.

4.1**	Form of Registration Rights Agreement.

5.1*	Opinion of Kirkland & Ellis LLP

10.1**	Credit Agreement, dated as of July 19, 2018, among Integral Ad Science, Inc., as borrower, Kavacha Intermediate, LLC, as a guarantor, each of the other guarantors party thereto, and a syndicate of lenders and Goldman Sachs BDC, Inc., as Administrative Agent.

10.2**	Management Agreement, dated as of July 19, 2018, by and among Vista Equity Partners Management, LLC, Kavacha Holdings, Inc., Kavacha Intermediate, LLC, Integral Ad Science, Inc., and the Company.

10.3+	Form of Integral Ad Science Holding Corp. 2021 Omnibus Incentive Plan

10.4+	Form of Stock Option Award Agreement.

10.5+	Form of Restricted Stock Unit Award Agreement.

10.6+	Integral Ad Science Holding Corp. Amended and Restated 2018 Non-Qualified Stock Option Plan

10.7+	Form of Amended and Restated Option Award Agreement

10.8+	Form of Indemnification Agreement

10.9	Form of Director Nomination Agreement

10.10	Form of Integral Ad Science Holding Corp. 2021 Employee Stock Purchase Plan

10.11+**	Employment Agreement with Lisa Utzschneider

10.12+**	Employment Agreement with Joseph Pergola

10.13+**	Amendment To Employment Agreement with Joseph Pergola

10.14+**	Employment Agreement with Kshitij Sharma

Exhibit Number	Description

10.15+**	Employment Agreement with Oleg Bershadsky

10.16+**	Amendment To Employment Agreement with Oleg Bershadsky

10.17+**	Employment Agreement with Tony Lucia

10.18**	Lease Agreement between Brickman 95 Morton LLC and Integral Ad Science, Inc. dated July 22, 2014.

10.19**	First Amendment to Lease Agreement, between Brickman 95 Morton LLC and Integral Ad Science, Inc. dated March 25, 2016.

21.1**	List of subsidiaries of the registrant.

23.1**	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

23.3**	Consent of Frost & Sullivan.

24.1**	Powers of attorney (included on signature page).

99.1**	Consent of Christina Lema

*	Indicates to be filed by amendment.
+	Indicates a management contract or compensatory plan or arrangement.
**	Previously Filed

(ii)	Financial statement schedules

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on June 14, 2021.

Integral Ad Science Holding LLC

By:	/s/ Lisa Utzschneider
Name:	Lisa Utzschneider
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lisa Utzschneider Lisa Utzschneider	Chief Executive Officer (Principal Executive Officer)	June 14, 2021

* Joseph Pergola	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 14, 2021

* Michael Fosnaugh	Director	June 14, 2021

* Rod Aliabadi	Director	June 14, 2021

* Martin Taylor	Director	June 14, 2021

* Jill Putman	Director	June 14, 2021

Signature	Title	Date

* Otto Berkes	Director	June 14, 2021

* Brooke Nakatsukasa	Director	June 14, 2021

* Bridgette Heller	Director	June 14, 2021

* The undersigned, by signing her name hereto, signs and executes this Amendment to the Registration Statement pursuant to the Powers of Attorney executed by the above named signatures and previously filed with the Securities and Exchange Commission on June 4, 2021.

/s/ Lisa Utzschneider
Lisa Utzschneider
Attorney-in-Fact